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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                                 HOM Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   40427C 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 January 9, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages
SEC 1745 (11-99)

CUSIP No.  0001133798                 13G                      Page   of   Pages


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of above persons (entities only)

                           David R. Baker
--------------------------------------------------------------------------------
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
                           USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
  NUMBER OF         287,206
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared Voting Power
  OWNED BY          92,279
    EACH       _________________________________________________________________
  REPORTING    7.   Sole Dispositive Power
   PERSON           287,206
    WITH:      _________________________________________________________________
               8.   Shared Dispositive Power
                    92,279
               -----------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

                  379,485
--------------------------------------------------------------------------------
10.  Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)                                                 [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
                  9.9%
--------------------------------------------------------------------------------

12.  Type of Reporting Person (See Instructions)
                  IN
--------------------------------------------------------------------------------

CUSIP No.                             13G                      Page   of   Pages


--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

                           HOM Corporation
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

                          4210 Columbia Road, Suite 10C
                          Martinez, GA 30907-0401
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

                          David R. Baker
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

                          2501 20th Place South, Suite 250
                          Birmingham, Alabama 35223-1747
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                           USA
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

                           Common Stock
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

                           40427C 10 4
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [X]

CUSIP No.                             13G                      Page   of   Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:        379,485


     (b)  Percent of class:                 9.9%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                            287,206

          (ii)  Shared power to vote or to direct the vote
                                            92,279

          (iii) Sole power to dispose or to direct the disposition of
                                            287,206

          (iv)  Shared power to dispose or to direct the disposition of

                                            92,279
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

                                            NA
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                                            NA
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                                            NA
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.

                                            NA
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

                                            NA
--------------------------------------------------------------------------------
Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     January 22, 2002
                                        ----------------------------------------
                                                        (Date)


                                                     /s/ David R. Baker
                                        ----------------------------------------
                                                      (Signature)


                                                     David R. Baker
                                        ----------------------------------------
                                                      (Name/Title)



Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).